Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statement on Form S-8 (Registration No. 333-184650) of Ecolab Inc. of our report, dated November 10, 2015, appearing in this annual report on Form 11-K of the Ecolab Savings Plan and ESOP for Traditional Benefit Employees as of and for the year ended December 31, 2014.

/s/ Olsen Thielen & Co., Ltd.

St. Paul, Minnesota
November 10, 2015